UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 24, 2006

Apollo Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	333-112591	52-2439556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, 41st Floor, New York, NY 10019

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 212-515-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01. Financial Statements & Exhibits

The following press release was issued by Apollo Investment Corporation on May 24, 2006:

Apollo Investment Corporation

Announces Quarter and Fiscal Year Ended March 31, 2006 Financial Results

NEW YORK—May 24, 2006—Apollo Investment Corporation (NASDAQ: AINV) today announced financial results for its quarter and fiscal year ended March 31, 2006.

HIGHLIGHTS:

Investment Portfolio: $1.56 billion

Net Assets: $1.23 billion

Net Asset Value per share: $15.15

Operating Results for the Quarter Ended March 31, 2006 (in thousands, except per share amounts):

Net investment income: $22,652

Net investment income per share: $0.35

Net realized and unrealized gains: $19,619

Net realized and unrealized gains per share: $0.30

Net increase in net assets from operations: $42,271

Net increase in net assets from operations per share: $0.65

Dividends to shareholders per share: $0.45

Fiscal Year 2006 Operating Results (in thousands, except per share amounts):

Net investment income: $89,143

Net investment income per share: $1.41

Net realized and unrealized gains: $31,244

Net realized and unrealized gains per share: $0.49

Net increase in net assets from operations: $120,387

Net increase in net assets from operations per share: $1.90

Dividends to shareholders per share: $1.63

Portfolio Activity for the Quarter Ended March 31, 2006:

Cost of investments during period: $266 million

Sales, repayments and other exits during period: $91 million

Fiscal Year 2006 Portfolio Activity:

Cost of investments during period: $1.1 billion

Sales, repayments and other exits during period: $452 million

Number of portfolio companies at end of period: 46

Conference Call at 10:00 a.m. ET on May 25, 2006

The company will host a conference call at 10:00am eastern time on May 25, 2006 to discuss fiscal year financial results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 394-1600 approximately 5-10 minutes prior to the call. International callers should dial (973) 582-2867. All callers should reference “conference ID #7383650” or “Apollo Investment Corporation”. An archived replay of the call will be available through June 8, 2006 by calling (877) 519-4471. International callers please dial (973) 341-3080. For the replay, please reference digital pin #7383650.

Portfolio and Investment Activity

During our second fiscal year ended March 31, 2006, we invested $1.1 billion across 26 new and 10 existing portfolio companies. This compares to investing $894.3 million in 37 portfolio companies for the previous fiscal year ended March 31, 2005. Investments sold or prepaid during the fiscal year ended March 31, 2006 totaled $452.3 million versus $71.7 million for the fiscal year ended March 31, 2005. Of the $452.3 million in net proceeds realized during fiscal 2006, $307.6 million were investment sales of senior loans and lower yielding corporate notes as we executed our second year plan of rationalizing our portfolio. The remaining $144.7 million were pre-payments by some of our successful portfolio companies.

At March 31, 2006, our net portfolio consisted of 46 portfolio companies and was invested 60% in subordinated debt, 2% in preferred equity, 7% in common equity and 31% in senior secured loans versus 35 portfolio companies invested 51% in subordinated debt, 3% in common equity, 42% in senior secured loans, and 4% in cash equivalents at March 31, 2005. The average portfolio company investment size increased to $34 million at March 31, 2006 from $24 million a year earlier.

The weighted average yields on our subordinated debt portfolio, senior secured loan portfolio and total debt portfolio were 13.6%, 12.2% and 13.1%, respectively, at March 31, 2006 versus 13.4%, 11.3% and 12.6%, respectively, at December 31, 2005 and 13.7%, 8.2% and 10.5%, respectively, at March 31, 2005.

Activity continued to be strong during the quarter as our relationships and scale afforded us the opportunity to invest in larger middle market companies. Accordingly, investments totaled $266 million as we added six new portfolio companies and added to one of our existing positions during the quarter. Our average debt investment for the quarter exceeded $40 million. The quarter also saw us invest with both new and existing equity sponsor relationships as our client service model continues to generate investment opportunities both inside and outside the United States. Investment sales and prepayments during the quarter totaled $91 million and generated $1.6 million in net realized gains. We also realized net foreign currency losses of $1.3 million as we rolled our forward currency hedge for another three months.

On March 22, 2006, we raised $294 million, net of underwriting commissions and expenses in a follow-on stock offering in which the company sold 17,250,000 shares (including the underwriters’ over-allotment) at $17.85 per share. In addition, on March 31, 2006 we amended and restated our multi-currency credit facility increasing total commitments to $1,250,000,000 from $900,000,000 and extending the maturity an additional year through April 2011. The interest rate applicable to borrowings remains at LIBOR plus 100 basis points. As of March 31, 2006, we had $324 million drawn and $926 million available to us. We expect this substantial debt capital resource to afford us significant liquidity and flexibility to invest during fiscal 2007.

“Our reputation for providing credible and consistent capital continues to attract new clients and expand overall deal flow,” said John J. Hannan, Chief Executive Officer. “In a competitive marketplace, our execution is constructive to middle market sponsors and has afforded us both new and repeat client business in every quarter this year. Through March 31, 2006, the performance of our overall investment portfolio continues to be strong as we’ve generated an IRR exceeding 23% on our $2.0 billion of invested capital since inception. We look forward to delivering continued strong investment returns to our shareholders.”

RESULTS OF OPERATIONS

Investment Income

For the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005, gross investment income totaled $152.8 million and $47.8 million, respectively. Our significantly lower gross investment income for the period April 8, 2004 (commencement of operations) through March 31, 2005 reflects income earned primarily from short-term U.S. Government securities and other temporary investments held during the ramp-up period of our portfolio. Accordingly, the increase in gross investment income for fiscal year 2006 was primarily due to the growth of our investment portfolio as compared to the previous fiscal year where we were investing the IPO net proceeds over the course of such year. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Expenses totaled $63.7 million and $22.4 million, respectively, for the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005, of which $22.3 million and $0.0 million, respectively, were performance-based incentive fees and $13.0 million and $0.0 million, respectively, were interest and other credit facility expenses. Expenses net of performance-based incentive fees and interest and other credit facility expenses for the year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005 were $28.5 million and $22.4 million, respectively. Of these expenses, general and administrative expenses totaled $5.1 million and $5.1 million, respectively, for the fiscal years ended March 31, 2006 and 2005. Expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, professional fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increase in expenses net of performance-based incentive fees and interest and other credit facility expenses was primarily due to the increase in base management fees related to the growth of our investment portfolio as compared to the prior period.

Net Investment Income

The Company’s net investment income totaled $89.1 million and $25.5 million or $1.41 per share and $0.41 per share, respectively, for the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005.

Net Realized Gains/Losses

The Company had investment sales and repayments totaling $452.3 million and $71.7 million, respectively, for the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005. Total net realized gains for the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005 were $11.2 million and $0.5 million, respectively.

Net Unrealized Appreciation on Investments and Foreign Currency Contracts and Translations

For the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005, the Company’s investments, foreign currencies and other assets and liabilities had a net increase in appreciation of $20.1 million and $18.2 million, respectively. At March 31, 2006, net unrealized appreciation totaled $38.3 million of which $4.1 million was attributable to net unrealized appreciation on our bank debt/senior secured debt and $34.2 million was attributable to net unrealized appreciation on our subordinated debt and private equity (after considering the effects of foreign currency borrowing/hedging for our non-U.S. investments).

Net Increase in Net Assets From Operations

For the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005, the Company had a net increase in net assets resulting from operations of $120.4 million and $44.1 million, respectively. The net change in net assets from operations per share was $1.90 and $0.71, respectively, for the year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated primarily through its senior secured, multi-currency $1.25 billion, five-year credit facility maturing on April 13, 2011 as well as from cash flows from operations, including investment sales and prepayments of senior and subordinated loans and income earned from investments and cash equivalents (which normally are comprised of U.S. government securities and other high-quality debt investments that mature in one year or less). At March 31, 2006, the Company had $324 million in borrowings outstanding and $926 million available for its use. In the future, the Company may raise additional equity capital off its shelf registration or may securitize a portion of its investments. It may also further access $750 million of additional credit commitments available under the terms of its current credit facility as the Company’s equity capital base grows. The primary use of funds will be investments in portfolio companies, cash distributions to holders of common stock and for other general corporate purposes.

On March 22, 2006, we raised $294 million, net of underwriting commission and expenses in a follow-on stock offering in which the Company sold 17,250,000 shares (including the underwriters’ over-allotment) at $17.85 per share. Net proceeds from the follow-on offering were primarily used to repay borrowings outstanding on the Company’s revolving credit facility and for other general corporate purposes.

Dividends

Dividends paid to stockholders for the fiscal year ended March 31, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005 totaled $102.7 million or $1.63 per share versus $30.2 million or $0.485 per share. The following table summarizes our quarterly dividends paid to shareholders for the fiscal years ended March 31, 2006 and 2005, respectively:

Fiscal Year Ending March 31, 2006	Declared Dividends
Fourth Fiscal Quarter	$0.450
Third Fiscal Quarter	$0.440
Second Fiscal Quarter	$0.430
First Fiscal Quarter	$0.310

Fiscal Year Ending March 31, 2005
Fourth Fiscal Quarter	$0.260
Third Fiscal Quarter	$0.180
Second Fiscal Quarter	$0.045
First Fiscal Quarter (period from April 8, 2004* to June 30, 2004)	—

Tax Information

For Federal tax purposes, the Company hereby designates for the fiscal year ended March 31, 2006:

•	Ordinary income dividends totaling: $98,530,291

•	Long-term capital gain dividends totaling: $4,205,142

The percentage of ordinary income distributions paid during the fiscal year ended March 31, 2006 eligible for qualified dividend income treatment is 3.40%. The percentage of ordinary income distributions paid during the fiscal year ended March 31, 2006 eligible for the 70% dividends received deduction for corporate shareholders is 3.40%.

The tax characteristics of all dividends paid during each calendar year will be reported to shareholders on Form 1099 after the end of such calendar year.

We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. In order to maintain our status as a regulated investment company, we are required to (1) distribute at least 90% of our investment company taxable income and (2) distribute at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to make distributions to our stockholders on a quarterly basis of substantially all of our taxable net income. We also intend to make distributions of net realized capital gains, if any, at least annually.

We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive any distributions or distributions at a particular level.

Income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income and accordingly, distributed to shareholders. For the fiscal year ended March 31, 2006, upfront fees totaling $5.8 million are being amortized into income over the lives of their respective loans. For the period from April 8, 2004 (commencement of operations) through March 31, 2005, upfront fees totaling $4.5 million are being amortized into income over the lives of their respective loans.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

(in thousands, except per share amounts)

	March 31, 2006	March 31, 2005
Assets
Investments, at fair value (cost - $1,520,025 and $821,232, respectively) (1)	$1,556,698	$838,482
Cash equivalents, at fair value (cost - $898,374 and $873,061, respectively)	898,374	873,056
Cash	5,506	5,208
Foreign currency	1,079	—
Interest receivable	24,827	14,805
Receivable from investments	17,261	—
Receivable for commitment fee	812	—
Dividends receivable	173	—
Unrealized appreciation on forward foreign currency contract	—	978
Prepaid expenses and other assets	6,344	855

Total assets	$2,511,074	$1,733,384

Liabilities
Payable for investments and cash equivalents purchased	$940,874	$834,891
Credit facility payable	323,852	—
Management and performance-based incentive fees payable	12,850	4,492
Interest payable	1,300	—
Accrued administrative expenses	453	42
Unrealized depreciation on forward foreign currency contract	363	—
Directors’ fees payable	—	125
Other accrued expenses	1,527	948

Total liabilities	$1,281,219	$840,498

Net Assets
Common stock, par value $.001 per share, 400,000 and 100,000 common shares authorized, respectively, and 81,192 and 62,555 issued and outstanding, respectively	$81	$63
Paid-in capital in excess of par	1,198,137	878,838
Distributions in excess of net investment income	(7,653)	(4,067)
Accumulated under (over) distributed net realized gains (losses)	1,014	(145)
Net unrealized appreciation	38,276	18,197

Total Net Assets	$1,229,855	$892,886

Total liabilities and net assets	$2,511,074	$1,733,384

Net Asset Value Per Share	$15.15	$14.27

(1)	None of our portfolio companies are controlled by or affiliated to the Company as defined by the Investment Company Act of 1940.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2006	2005	2006	2005*
INVESTMENT INCOME:
Interest	$41,623	$21,321	$139,376	$47,833
Dividends	114	—	3,656	—
Other Income	716	—	9,795	—

Total Investment Income	42,453	21,321	152,827	47,833

EXPENSES:
Management fees	$7,186	$4,429	$23,408	$17,315
Performance-based incentive fees	5,663	—	22,285	—
Interest and other credit facility expenses	5,970	—	12,950	—
Administrative services expense	396	427	1,470	988
Insurance expense	208	382	844	1,559
Other general and administrative expenses	398	524	2,777	2,518

Total expenses	19,821	5,762	63,734	22,380

Expense offset arrangement	(20)	—	(50)	—

Net expenses	19,801	5,762	63,684	22,380

Net investment income	$22,652	$15,559	$89,143	$25,453

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	1,596	(24)	7,146	(145)
Foreign currencies	(1,323)	640	4,019	640

Net realized gains	273	616	11,165	495

Net change in unrealized gain (loss):
Investments and cash equivalents	22,516	(5,216)	19,428	17,245
Foreign currency translations	(3,170)	1,366	651	952

Net change in unrealized gain (loss)	19,346	(3,850)	20,079	18,197

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	19,619	(3,234)	31,244	18,692

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$42,271	$12,325	$120,387	$44,145

EARNINGS PER COMMON SHARE	$0.65	$0.20	$1.90	$0.71

*	Commencement of operations was April 8, 2004.

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Investment Corporation

/s/ Richard L. Peteka
(Signature)

By:	Richard L. Peteka
Title:	Chief Financial Officer
Date: May 24, 2006